Exhibit 15.6

Our Ref: SRKBR_034-17-OS04                                              18  February 2019

Dear Sirs/Mesdames:
RE:    United States Securities and Exchange Commission
I hereby consent to (a) SRK Consultores do Brasil Ltda.being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2018 (the "2018 20-F”) as having independently reviewed and validated all the mine planning components supporting the 2018 iron ore reserve estimate on ArcelorMittal's Andrade Mine in Brazil and (b) the incorporation by reference of the 2018 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-223400 on Form F-3.

For and on behalf of SRK Consultores do Brasil Ltda.

/s/ Paulo Andrés Laymen Garay
Paulo Andrés Laymen Garay Principal Consultant - Mining Registered Member of the Mining Commission of Chile (n◦ 0320) Member of the AusIMM (n◦ 320977) SRK Consultores do Brasil Ltda.